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                         [COOPERS & LYBRAND LETTERHEAD]

May 13, 1996




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re: Schuller Corporation
    Registrations:            on Form S-8 (File No. 33-29389)
                              and Form S-3 (File No. 33-43912)



Gentlemen:

We are aware that our report dated May 13, 1996 on our review of interim financial information of Schuller Corporation for the three-month period ended March 31, 1996 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in the above referenced registration statements. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.




Very truly yours


/s/ COOPERS & LYBRAND L.L.P.